EMPLOYMENT AGREEMENT

This employment agreement (the “Agreement”) dated as of February 10, 2006, effective as of January 1, 2006 (the “Effective Date”), by and between XTL Biopharmaceuticals Ltd., an Israeli company with its principal offices in Building No. 3 (third floor), Kiryat Weizmann, Rehovot, Israel, (the "Company"), and Bill Kessler I.D. Number: , an individual whose address is (the "Employee").

WITNESSETH:

WHEREAS, the Company desires to employ Employee as its Director of Finance (the “Position”), and Employee desires to be employed by the Company in such capacity, on the terms and conditions set forth below:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties hereto agree as follows:

It is hereby agreed by and between the parties as follows:

1.	Preamble

The preamble to this Agreement and any attachments thereto are an integral part of this Agreement.

2.	Job Description

The Company hereby employs Employee, and Employee hereby accepts employment, to serve in a position of Director, Finance. At a time to be determined by the Chief Executive Officer and at the discretion of the Chief Executive Officer, the Employee shall be responsible for the financial and accounting management of the Company. He shall report directly to the Chief Executive Officer, or his designate, the Chief Financial Officer. The description of responsibilities set forth herein shall serve as a general statement of the duties, responsibilities and authority of the Employee. Additional duties, responsibilities and authority may be assigned to the Employee by the Chief Executive Officer, or his designate, the Chief Financial Officer, from time to time in his discretion.

3.	Working Hours

The Employee shall be employed by the Company on a full-time basis, namely for not less than forty-four (44) hours per week (inclusive of meal time). The Employee agrees that his position is considered to be a management position as defined in the Hours of Work and Rest Law - 1951, which requires a special measure of personal trust. Accordingly, the provisions of the Hours of Work and Rest Law - 1951 shall not apply and the Employee shall not be entitled to receive any additional payment for his work other than those that are set forth in this Agreement.

4.	Term of Agreement

This Agreement shall take effect from the Effective Date and shall remain in effect through the third anniversary of such date, unless it is earlier terminated as hereinafter provided.

5.	Annual Salary

5.1.	The Employee’s annual salary shall be as follows:

5.1.1.
The Employee shall receive an annual gross salary of seventy eight thousand dollars (US$78,000) payable in New Israeli Shekels according the representative rate of exchange in effect each month at the time Company salaries are calculated (the "Annual Salary"). In the event that (1) the Employee assumes the financial and accounting management of the Company, and (2) the departure of the Company’s current CFO, the Employee’s Annual Salary shall be increased to US$90,000 payable in New Israeli Shekels according the representative rate of exchange in effect each month at the time the Company salaries are calculated. The Employee’s Annual Salary shall be paid in twelve equal installments, monthly in arrears.

5.1.2.	On each anniversary date of this Agreement the Employee’s Annual Salary shall be increased by an amount to be determined by the Chief Executive Officer in consultation with the Board of Directors.

5.1.3	The Annual Salary set forth in paragraph 5.1.1, above, shall be referred to as the “Global Salary”. The linkage of the Global Salary to the United States dollar is in lieu of any generally-applicable increases, whether the statutory cost of living increase (“Tosefet Yoker”) or any other industry-wide increase applicable as the result of collective bargaining agreements or other order of the Ministry of Labor and Welfare (such as Tzavei Harhava). By signing this Agreement and accepting employment pursuant to its terms, the Employee represents that he will not claim any such increase.

5.1.4.	The Employee shall not be entitled to receive from the Company any salary or payment of any kind other than the Global Salary and other payments specifically set forth in this Agreement or properly authorized by the Board of Directors.

5.2.	Other Terms of Employment

5.2.1.	Bonuses: The Employee shall be eligible to receive one or more bonuses during any calendar year at the discretion of the Chief Executive Officer, acting in consultation with the Board of Directors.

5.2.2.
Expenses: The Employee shall be entitled, in accordance with the Company’s standard policy in effect from time to time, to be reimbursed for expenses (Hotza’ot Eshel) incurred in Israel and abroad in connection with Company business against receipt by the Company of appropriate vouchers, receipts or other proof of the Employee’s expenditures.

5.2.3.
Continuing Education Fund: The Employee shall be entitled to participate in the Company’s continuing education fund (Keren Hishtalmut). The Company shall contribute an amount equal to seven and a half percent (7.5%) of the Employee’s Global Salary and shall deduct two and a half percent (2.5%) of the Employee’s Global Salary and transfer it as the Employee’s contribution. The Employee consents to the deduction of this amount as his contribution to the continuing education fund. These contributions will be calculated up to the permissible tax-exempt salary ceiling according to the income tax regulations in effect from time to time. If the amount of the Company’s contribution is greater than permitted by those regulations, the Employee shall not have the right to receive the excess amount.

5.2.4.
Reserve Duty: The Employee shall be entitled to receive his full Global Salary and other payments while performing reserve duty, provided that any amount received by the Employee from the I.D.F. or any other source (excluding Damei Calcala) is transferred to the Company or, in the alternative, an amount equal to that received from the I.D.F. or any other source is deducted from the Global Salary payable to the Employee.

5.2.5.
Annual Leave and Damei Havra’a: The Employee shall be entitled to fifteen (15) working days of paid annual leave each year. The Employee shall not be allowed to accrue more than fifteen (15) working days of annual leave except in unusual circumstances and with the permission of the Company. Any accrued and unused vacation days can be redeemed by the Employee in accordance with the provisions of the Annual Leave Law – 1951. In addition, the Employee shall be entitled to paid leave on the major national and religious holidays celebrated in Israel, and in accordance with the normal practice of the Company in effect from time to time. The Company shall also pay the Employee an amount equivalent to five (5) days of damei havra’a each year in accordance with the law and the normal practice of the Company in effect from time to time.

5.2.7.
Sickness and Disability Insurance: The Employee shall be entitled to the number of days for sick leave permitted by law. Compensation for sick days utilized shall be paid according to his Global Salary only upon the presentation of medical documentation as required by the Company. As detailed under Section 5.3.1 below, the Employee shall be covered by disability insurance that provides monthly compensation. Notwithstanding the foregoing, the Employee shall not be entitled to receive compensation for sick leave if such compensation is covered by the Employee’s disability insurance referred to above. However, should the amounts received by the Employee pursuant to such disability insurance be less than the amount that is properly payable as compensation for the Employee’s available sick leave, according to the Global Salary, the Company shall pay the difference. It is understood and agreed that unused sick leave cannot be redeemed by the Employee. For the avoidance of doubt, it is understood and agreed that the payments made by the Company in consideration of sick leave covers all obligations of the Company pursuant to the Sick Leave Law - 1976.

5.3.	Pension Benefits and Severance Payments

5.3.1
Managers Insurance. Within ten days after the end of each month during the employment of Employee hereunder (or such other day as is consistent with the Company’s general practices), the Company shall pay an aggregate amount equal to 13-1/3% of the Employee’s monthly installment of the Global Salary for the preceding month to a Managers Insurance (Bituach Manahalim) policy (the “Policy”) and/or a comprehensive pension plan (“Pension Plan”) through an agency and with an insurance company or a pension fund, to be selected by the Employee, to be divided as follows: 8-1/3% towards Severance (the “Company’s Severance Contribution”); 5% toward provident (compensation) as required by the new regulations in effect as of January 2006, relating to payments made to provident funds. In addition to the 13-1/3% mentioned above, at the beginning of each month the Company shall deduct from the monthly installment of the Global Salary of Employee an amount equal to 5% of the Employee’s monthly installment of the Global Salary for the preceding month, and shall pay such amount as premium payable in respect of the provident compensation component of Policy. In addition the Company shall also pay up to 2.5% of the Employee’s monthly installment of the Global Salary towards disability insurance (depending on the cost to the Company necessary to provide coverage). In the event the Employee elects to be insured under a Pension Plan, the allocations shall be modified in accordance with the Pension Plans policies, provided, in any event they do not exceed the amounts set forth above.

(a)	Section 14 of the Severance Compensation Law – 1963.

(i)
It is hereby agreed that upon termination of employment under this Agreement, the Company shall release to the Employee all amounts accrued in the Managers Insurance on account of both the Company’s and Employee’s contributions. It is hereby clearly agreed and understood that the amounts accrued in the Managers Insurance on account the Company’s contribution [i.e. 13.33% of each monthly installment of the Global Salary payment] shall be in lieu and in full and final substation of any severance pay the Employee shall be or become entitled to under any applicable Israeli law.

(ii)
The Company hereby waives in advance any right to any amounts accrued in the Managers Insurance, unless the Employee is either not entitled to Severance Pay according to Section 17 of the Severance Compensation Act, 1963, or has withdrawn amounts from the Managers Insurance not due or as a result of an “Entitling Event”, as such term is defined in the General Approval of the Labor Minister, dated June 30, 1998, issued in accordance to the said Section 14 (the “General Approval”).

(iii)	Sub-Sections (i) and (ii) are in accordance with Section 14 of the Severance Compensation Act, 1963 and the General Approval, a copy of which is attached hereby to this Schedule A as Exhibit A.

5.4.	Company Automobile.

The Company will provide a leased automobile to the Employee, and will place such automobile at the disposal of the Employee under the terms of the Company’s general leasing plan (to be provided to the Employee upon provision of the automobile), for a period eual to the remaining term on the car assigned to the Employee. The Company will bear all expenses of the automobile, including gasoline, but excluding any traffic or parking fines resulting from the use of such automobile. All tax consequences resulting from the use of such automobile by the Employee shall be his sole and exclusive responsibility.

5.5.	Cellular Phone

The Company shall provide and maintain for the Employee a cellular telephone for as long as the Employee is employed by the Company. It is agreed that the Employee may transfer his own current cellular phone number to the Company. Upon cessation of the Employee’s employment with the Company for whatever reason, the Company agrees to return to the Employee his cellular phone number.

5.6.	Grant of Stock/Share Options

5.6.1.
The Employee shall be entitled to receive one or more grants of options to purchase the Company’s ordinary shares. The amount of options granted and timing of each grant shall be determined at the sole discretion of the Chief Executive Officer in consultation with the Board of Directors. The options shall be granted in accordance with the Company’s share option plans. The grant of such options and the terms and conditions applicable thereto, are subject to (i) the inclusion of the of the Employee in the Company’s share option plan; (ii) approval of the Company’s Board of Directors; and (iii) such other terms and conditions as required in order to effect the grant of the options. All tax consequences resulting from the grant, vesting and exercise of the share options to or by the Employee shall be his sole and exclusive responsibility.

6.	Termination of Employment

6.1.
Either party may terminate the Employee’s employment with the Company without cause at any time upon three (3) month’s prior written notice. The Company shall have the right, in its sole discretion, to require the Employee to continue working for the Company during the notice period.

6.2.
The Employee’s employment shall be terminated by his death or disability. (For purposes of this section, “disability” shall be deemed to have occurred if the Employee is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for 120 consecutive days or 180 days in any twelve month period.). In such an event, he shall be entitled to continue to receive his annual salary for three (3) months following his last day of actual employment by the Company. Such amount shall be in addition to any severance payment he is entitled to receive according the provisions of the Severance Compensation Law - 1963. In addition, in such events, the Board of Directors shall take the necessary steps so that (a) any outstanding, but unvested, options granted to the Employee shall vest upon the effective date of his termination; and (b) the period during which the Employee shall be permitted to exercise such options shall be extended to two (2) years from the effective date of his termination as defined in the Share Option Plan governing the options in question. Should the Employee’s employment be terminated as a result of his death, the benefits granted herein, shall be granted instead to his lawful heir or heirs.

7.	Taxes and Other Payments

7.1.
Unless otherwise specifically provided for in this Agreement, the Company shall not be liable for the payment of taxes or other payments for which the Employee is responsible as result of this Agreement or any other legal provision, and the Employee shall be personally liable for such taxes and other payments.

7.2.
The Employee hereby agrees that the Company shall deduct from his Global Salary the Employee’s national insurance fees, income tax and other amounts required by law or the terms of this Agreement. The Company shall provide the Employee with documentation of such deductions.

8.	The Obligations of the Employee

8.1.	The Employee agrees to devote his entire business time, energy, abilities and experience to the performance of his duties, effectively and in good faith.

8.2.
During the period of his employment, the Employee shall not be employed, whether or not during regular business hours, for pay by any other party other than the Company, without the prior permission of the Company. The Company has approved that the Employee may continue his pre-existing consulting relationship with Keryx Biopharmaceuticals, Inc., provided such consulting relationship does not conflict in any way with the services provided to the Company hereunder.

8.3.
The Employee agrees to immediately inform the Company of any Company issue or transaction in which the Employee has a direct or indirect personal interest and/or where such issue or transaction could cause a conflict of interest for the Employee in the fulfillment of his responsibilities as an employee of the Company.

8.4.
The Employee hereby gives irrevocable instructions and permission to the Company to deduct from any amounts owed to the Employee by the Company, including amounts payable as severance compensation, (a) any debt he has or will have to the Company; and/or (b) any amount that was wrongfully or mistakenly paid to him by the Company. Any such amounts to be deducted shall be calculated in real terms as of the date of the deduction, including linkage to cost of living index.

8.5.	The Employee declares that the terms and conditions of his employment are personal and confidential and will not be disclosed by him.

8.6.
The Employee declares that he is free to enter into this Agreement and that he has no obligations of any kind to any third party that would impair this Agreement, either as an employee or an independent contractor. The Employee further declares that as long as he remains an employee of the Company, he will not incur any such obligations.

8.7.
The Employee agrees to keep confidential (a) all professional, scientific, commercial, and business information; and (b) any other information or document that comes to the Employee’s knowledge in connection with the affairs of the Company (collectively, the “Confidential Information”), and agrees not to use or exploit the Confidential Information or to disclose it to any third party where such use, exploitation or disclosure in not directly related to the affairs of the Company, unless the Company gives prior written authorization of such disclosure.

8.8.
The Employees agrees that during his employment by the Company and thereafter he (a) will not disseminate or otherwise make use of the Confidential Information or of other non-public information of which he learned while working for the Company, except where such dissemination or use is directly related to the affairs of the Company; (b) will maintain the confidentiality of the Confidential Information; and (c) will not in any way act to injure the reputation of the Company or any of its affiliated companies.

8.9
The Employee understands and recognizes that his services to the Company are special and unique. Therefore, he agrees that during the term of this Agreement and for one (1) year after the termination for any reason of his employment, he shall not be employed in or give any services to any business or third party that competes directly with the Company or whose activities conflict with the activities of the Company, unless the Chief Executive Officer has given his explicit written consent prior the commencement of such employment or the giving of such services.

8.10
Upon termination of his employment, the Employee agrees to assist the Company with an orderly transition of his responsibilities and to return to the Company any documents, information and/or materials that were given to him or which were created by him in connection with his employment.

9.	Intellectual Property Rights

9.1.
The Employee declares that he is aware that anything that is done by him in the Company or in connection with the Company, whether it be an invention, a discovery, or the development of an idea or a thing, all within the framework of the Company’s business (the Development”) shall belong to and be controlled by the Company, unless the Board of Directors shall, in writing, direct otherwise.

9.2.
The Company shall have the right to fully utilize and exploit the Development, as it sees fit, including changing it, registering part or all of it as a patent, whether in Israel or abroad, selling it, transferring it to a third party, all without being required to either receive the Employee’s consent or pay the Employee any additional payment for such Development apart from any payment he receives pursuant to this Agreement.

9.3.
The Development and any subsequent intellectual property arising therefrom shall remain the sole property of the Employer even after the Employee’s employment terminates for any reason. The termination of this Agreement, whether due to its breach or its own terms, shall not impair the Company’s exclusive rights in the Development. Notwithstanding the termination of this Agreement, the Board of Directors shall have the discretion to award the Employee a cash payment in accordance with the terms of paragraph 5.2.1, above, as a result of any Development or subsequent intellectual property arising therefrom developed primarily by the Employee.

9.4.
The Employee may not do anything with the Development or any related materials without the knowledge and prior consent of the Company. The Employee declares that he neither has nor will have any rights in the Development or its fruits and that all rights to the Development and its fruits shall fully reside in the Company.

9.5.
Even in the event that at the time of the termination of the Employee’s employment for any reason the Development has not been completed, the Employee shall be prohibited from any continued activity in connection with the subject of the Development, alone or in concert with others, that is not explicitly allowed in writing by the Company. The Company alone will be the sole owner of the uncompleted Development and shall have the sole right to complete the Development or to take any other action in connection with the Development.

10. Indemnification

The Company shall take whatever steps are necessary to indemnify the Employee, including, but not limited to the Employee, for all actions taken in good faith in pursuit of their duties and obligations to the Company. Such steps shall include, but shall not necessarily be limited to, the obtaining of an appropriate level of Directors and Officers Liability coverage, if appropriate. In the event the Employee will be signing the Company’s financial statements or other regulatory filings, then the Company shall include the Employee in its Directors and Officers Liability coverage.

11.	General

11.1.
It is agreed that the provisions of this Agreement represent the full scope of the agreement between the parties and that neither side shall be bound by any promises, declarations, exhibits, agreements or obligations, oral or written, that are not included in this Agreement prior to its execution. Any changes or amendments to this Agreement must be in writing and signed by both parties.

11.2.
This Agreement shall be governed by, and construed and interpreted under, the laws of the State of Israel. The parties agree that any legal claim lodged by one party against the other arising from the terms of this Agreement shall be adjudicated only by the appropriate court in Tel Aviv, Israel.

11.3.
If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

11.4.
The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Company, its successors and assigns, and upon the Employee and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Employee's obligations hereunder may not be transferred or assigned by the Employee.

11.5
The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective or any purpose whatsoever unless such waiver is in writing and signed by such party.

11.6	The headings of Sections are inserted for convenience and shall not affect any interpretation of this Agreement.

12.	Notices

12.1.
A notice that is sent by registered mail to a party at its address as set forth in paragraph 12.2, below, shall be deemed received three (3) days after its posting, and the receipt stamped by the post office shall represent definitive evidence of the date of mailing.

12.2.	The addresses of the parties for the purposes of this Agreement are:

XTL Biopharmaceuticals Ltd.

Building No. 3 (third floor)
Kiryat Weizmann
Rehovot

Employee:

Bill Kessler

IN WITNESS WHEREOF the parties have hereunto set their hands at the place and on the date first above written.

XTL Biopharmaceuticals Ltd.

By: /s/ Ron Bentsur	/s/ Michael Weiss
Name Ron Bentsur	Michael Weiss
Title Chief Executive Officer Date: February 10, 2006	Chairman February 10, 2006

By: /s/ Bill Kessler
Name Bill Kessler
Date: February 10, 2006